Exhibit 10.1

RiT TECHNOLOGIES ANNOUNCES AGREEMENT FOR PRIVATE PLACEMENT OF ORDINARY SHARES

Company to Receive Gross Proceeds of $7.1M

Tel Aviv, Israel – June 21, 2004 – RiT Technologies (NASDAQ: RITT), the pioneer of intelligent physical layer solutions, today announced that it has signed a definitive agreement for the private placement of the Company’s ordinary shares with institutional and private investors.  The closing of the transaction is subject to certain conditions, including shareholder approval and the approval of the Office of the Chief Scientist of the Ministry of Industry and Trade of the State of Israel.

Under the terms of the agreement, the Company will issue 5,081,986 of its ordinary shares at an aggregate purchase price of $7.1 million or $1.40 per ordinary share. The company will also issue to the investors warrants to purchase up to 1,270,496 ordinary shares at an exercise price of $1.75 per share. The warrants are exercisable for five years from the date of the closing. The proceeds of the private placement will be used for general corporate purposes.  The securities offered in the private placement will not be registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act. The Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the ordinary shares to be issued at the closing and the ordinary shares issuable pursuant to the warrants, subject to certain terms and conditions.

About RiT Technologies

RiT Technologies pioneered the development of intelligent physical layer solutions, designed to provide superior control, utilization and maintenance of networks. RiT's innovative solutions help Enterprise and Carrier customers capitalize on network investments and reduce cost of ownership.

With a global sales network spanning 60 countries, and over 2.5 million managed ports installed, RiT's key customers include many FORTUNE 500 companies such as major financial institutions, corporations and global telecommunications companies like: Deutsche Telekom, TELMEX, TELENOR, The New York Mercantile Exchange (NYMEX), ING Barings, INVESCO, DIAGEO, Daewoo, and Reuters.

For more information, please visit our website: www.rittech.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities Exchange Commission.